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                                                                Exhibit 99.23(n)

                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

                                       FOR

                     THE RESERVE SHORT TERM INVESTMENT TRUST
                             RESERVE YIELD PLUS FUND

     WHEREAS, The Reserve Short-Term Investment Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust currently has one series, Reserve Yield Plus Fund;

     WHEREAS, the Trust desires to adopt, on behalf of Reserve Yield Plus Fund (the "Fund"), a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Trust and the Fund; and

     WHEREAS, the Trust employs Reserve Management Company, Inc. (the "Adviser") as its investment manager and adviser and Resrv Partners, Inc., a wholly-owned subsidiary of the Adviser ("Distributor"), as distributor of the securities of which it is the issuer.

     NOW, THEREFORE, the Trust hereby adopts, on behalf of the Fund, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

     1. FEATURES OF THE CLASSES. The Fund issues its shares of beneficial interest in thirteen classes: "Class 8 Shares"; "Class 10 Shares"; "Class 12 Shares"; "Class 13 Shares"; "Class 15 Shares"; "Class 20 Shares"; "Class 25 Shares"; "Class 35 Shares"; "Class 45 Shares"; "Class 85 Shares"; "Class Treasurer's Trust Shares"; "Class S Shares"; and "Class R Shares." Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of the Fund shall have the features described in Sections 2, 3, 4 and 5 below.

     2. DISTRIBUTION PLAN. The Trust has adopted a Distribution Plan with respect to the "Class 85 Shares"; "Class S Shares"; "Class R Shares" of the Fund pursuant to Rule 12b-1 promulgated under the Act. The Distribution Plan authorizes the Trust to make assistance payments to the Distributor for distribution and other services and

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further authorizes the Distributor to make assistance payments to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Trust with respect to the Fund. "Class 8 Shares"; "Class 10 Shares"; "Class 12 Shares"; "Class 13 Shares"; "Class 15 Shares"; "Class 20 Shares"; "Class 25 Shares"; "Class 35 Shares"; "Class Treasurer's Trust Shares"; and "Class 45 Shares" of the Fund do not participate in the Distribution Plan.

     3. ALLOCATION OF INCOME AND EXPENSES. The Fund pays to the Adviser a comprehensive fee pursuant to a "Comprehensive Fee" Investment Management Agreement. Such fee is comprised of a fee for "Investment Advisory Services" and the "Administrative Component" as these phrases are defined under the Agreement. The fee for the "Investment Advisory Services" is the same for each class. Any difference in the level of expenses incurred by a class are attributable to the Class Expenses, as defined below in subsection (b).

        (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net asset value of each class of the Fund. These expenses include:

             (1) Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular class of shares of the Fund ("Trust Level Expenses"); and

             (2) Expenses incurred by the Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

        (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Distribution Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class;
(iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the "Code").

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     Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

     4. EXCHANGE PRIVILEGES. Shares of the Fund may be exchanged for shares in the Reserve money-market funds or for shares of the Hallmark Funds, subject to the description of such exchange privilege in the registration statement of the Fund. The exchange privileges may be modified or terminated at any time, or from time to time, upon 60 days' notice to shareholders.

     5. CONVERSION FEATURES. There shall be no conversion features associated with any of the classes of shares of any Fund.

     6. QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

     7. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

     8. EFFECTIVENESS OF PLAN. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and
(b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     9. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.

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     10.  LIMITATION OF LIABILITY. The Trustees of the Trust and the
shareholders of the Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

   IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has adopted this Multiple Class Plan as of the 6th day of May 2005. 2005.

                       THE RESERVE SHORT TERM INVESTMENT TRUST


                       By: /s/ Bruce R. Bent
                       -----------------------------------
                           Bruce R. Bent
                           Chief Executive Officer


Attest:



/s/ Amy W. Bizar
----------------
Amy W. Bizar
Secretary and General Counsel